DATED: 10 July 2007
CORP./55844-5/HSLO/PYYL : HK:8503BB_96(8)
(Offline)

Agreement

between

Investec Bank (UK) Limited

LP Asset Management Limited

Full Moon Resources Limited
as Noteholders

and

Lightscape Technologies Inc.
as Company

and

Bondy Tan
as Guarantor

relating to

the redemption of 60 US$100,000 10 per cent.
redeemable convertible notes due on 31 December 2009

35th Floor Cheung Kong Center 2 Queen’s Road Central Hong Kong
T (852) 2868 1131 F (852) 2810 5040 DX 009121 Central 1

i

THIS AGREEMENT is dated the 10th day of July 2007 and made

BETWEEN:

(1)	Investec Bank (UK) Limited, (“Investec”) registered in United Kingdom and having its registered office at 2 Gresham Street, London EC2V 7QP, United Kingdom;

(2)

LP Asset Management Limited, (“LP Asset”) registered in the British Virgin Islands and having its registered office at 2nd Floor, Abbott Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands;

(3)	Full Moon Resources Limited, (“Full Moon”) registered in the British Virgin Islands and having its principal place of business at 33/F Alexandra House, 16-20 Chater Road, Central, Hong Kong;

Investec, LP Asset and Full Moon are collectively referred to as the “Noteholders”.

(4)

Lightscape Technologies Inc. (formerly called Global Innovative Systems Inc.), a company incorporated in the State of Nevada, United States of America, (the “Company”), having its registered office at 3155 East Patrick Lane, Suite 1, Las Vegas, NV 89120- 3481, Nevada, USA; and

(5)	BONDY TAN, (the “Guarantor”) (HKID number D500769(1)) of 2A, Tower 5, Pacificview, 38 Tai Tam Road, Hong Kong.

BACKGROUND:

(A)	The Noteholders and the Company have agreed to have the Company redeem the Convertible Notes (as defined below) held by the Noteholders, on and subject to the terms of this Agreement.

(B)	The Guarantor has agreed to guarantee the obligations of the Company under this Agreement.

(C)

The Guarantor and the Noteholders have, concurrently with the signing of this Agreement, entered into a Charge over Shares whereby the 6,974,546 shares in Lightscape Technologies Inc. legally and beneficially owned by the Guarantor and entities controlled by the Guarantor have been charged in favour of the Noteholders.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

In this Agreement where the context admits:

"Accrued Interest" means all interest accrued and remaining outstanding from time to time and for the time being and payable by the Company on the Convertible Notes under the Conditions thereof, including but not limited to (i) the fixed rate interest payable quarterly on the principal amount of the Convertible Notes as provided in Condition 2(A); (ii) any additional interest provided in Condition 2(B); and (iii) any penalty interest provided in Condition 2(C).

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for ordinary face to face banking business in Hong Kong.

"Completion" means completion of the redemption of the Convertible Notes in accordance with clause 4.

"Completion Date" means the day on which Completion takes place.

“Conditions” means the terms and conditions of the Convertible Notes, and “Condition” means any one of such terms and conditions.

"Confidential Information" means the confidential information set out in clause 7.1(A).

“Consent” means any approval, consent, ratification, waiver or other authorisation.

"Convertible Notes" means the 60 US$100,000 10 per cent. redeemable convertible notes due on 31 December 2009 issued by the Company to be redeemed pursuant to clause 2.

"Group" means the Company and each of its subsidiaries.

"Hong Kong" means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interest Amount” means the amount of Accrued Interest on the Convertible Notes (or a proportion of the Convertible Notes) as of each Payment Date as provided in clause 3.2 and for such period(s) stipulated in clause 3.2.

“Payment Dates” means the dates on which the Company is obliged to pay part of the Redemption Amount as stipulated in clause 3.2, or such other date as the Noteholders may agree in writing, and “Payment Date” means any one of such dates.

"Principal Amount" means the amount representing the principal amount of the Convertible Notes.

"Redemption Amount" has the meaning given to that term in clause 3.1.

"Warranties" means the warranties set out in clause 5 given by the Company.

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)

words and phrases the definitions of which are contained or referred to in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) shall be construed as having the meanings thereby attributed to them;

	(B)	references to clauses are references to clauses of this Agreement;

(C)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include all such genders;

(D)

"person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(E)	"company" includes any body corporate; and

(F)

references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance.

1.3	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	Redemption of Convertible Notes

2.1	Redemption

Notwithstanding any provision in the Conditions to the contrary, subject to the terms of this Agreement, the Company shall redeem from each of the Noteholders all of the Convertible Notes held by it. Set forth below are the details of the Convertible Notes held by each of the Noteholders and the Redemption Amount to which it is entitled:

Name of Noteholder	Number of	Principal Amount	Proportion of
	Convertible Notes	of Convertible	Redemption Amount
		Notes	Entitled

Investec	35	US$3.5 million	58.33%

LP Asset	15	US$1.5 million	25%

Full Moon	10	US$1 million	16.67%

2.2	No partial redemption

Neither the Noteholders nor the Company shall be obliged to complete the redemption of any of the Convertible Notes unless the redemption of all the Convertible Notes is completed simultaneously.

3.	Payment of the Redemption Amount

3.1	Amount

The Convertible Notes shall be redeemed by the Company on the basis of the Principal Amount and the aggregate Interest Amount as provided in clause 3.2 (collectively the “Redemption Amount”). Payment of such Redemption Amount shall be paid to the Noteholders in accordance with clause 2.1.

3.2	Payment Dates

The Company shall pay the Noteholders the Redemption Amount in cash by bank draft in four instalments on or before each of the dates set forth below:

	(A)	on or before 10 July 2007, an amount equal to the aggregate of:

		(1)	one-sixth (1/6) of the Principal Amount; and

(2)

an amount equal to the Interest Amount on all of the Convertible Notes as at 10 July 2007 (specifically including but not limited to all interest due to the Noteholders in respect of the quarter ended 30 June 2007);

	(B)	on or before 16 July 2007, an amount equal to the aggregate of:

		(1)	one-third (1/3) of the Principal Amount; and

		(2)	an amount equal to the Interest Amount on five-sixth (5/6) of the Convertible Notes from 11 July to 16 July 2007 inclusive;

	(C)	on or before 30 July 2007, an amount equal to the aggregate of:

		(1)	one-fourth (1/4) of the Principal Amount; and

		(2)	an amount equal to the Interest Amount on one-half (1/2) of the Convertible Notes from 17 July to 30 July 2007 inclusive; and

	(D)	on or before 13 August 2007, an amount equal to the aggregate of:

		(1)	one-fourth (1/4) of the Principal Amount; and

		(2)	an amount equal to the Interest Amount on one-fourth (1/4) of the Convertible Notes from 31 July to 13 August 2007 inclusive.

3.3	Failure to make payment

Notwithstanding any other provision in this Agreement to the contrary, if the Company fails to make payment as required by clause 3.2, the Noteholders may at their option by notice in writing served on the Company:

	(A)	terminate this Agreement forthwith;

	(B)	extend any of the payment deadlines associated with the Payment Dates stipulated in clause 3.2 (with consequential changes to the Interest Amount payable); or

(C)

where payment(s) has or have been made in accordance with clause 3.2 but short of full payment thereunder (the aggregate of such payments referred to herein as “Part Payment”), accept partial performance by the Company of its obligations under this Agreement as provided in clause 3.5.

3.4	Termination

The Noteholders may terminate this Agreement forthwith if the Company or the Guarantor breaches any of its or their obligations under this Agreement. Termination of this Agreement pursuant to this clause 3.4 or clause 3.3(A) shall not affect the Noteholders’ rights against the Company and/or the Guarantor.

3.5	Partial performance

If the Noteholders accept partial performance by the Company of its obligations under this Agreement as provided in clause 3.3(C):

	(A)	Each Noteholder shall deliver to the Company for redemption the number of Convertible Notes (rounded down to the nearest whole number) held by it as follows:

Number of Convertible Bonds to be redeemed (rounded down)	=	That Noteholder’s Proportionate Share of the Net Redemption Amount divided by 100,000

“Net Redemption Amount” is the amount of the Part Payment less US$500,000.

For the purposes of illustration only:

If Part Payment amounts to US$4,000,000:

The Net Redemption Amount is US$4,000,000 less US$500,00 = US$3,500,000

Number of Convertible Bonds held by Investec to be redeemed (rounded down) is:

58.33% x 3,500,000/100,000 = 20

A Noteholder’s “Proportionate Share” is the percentage figure set forth in the last column of the table in clause 2.1.

(B)

With respect to the amount of the Part Payment that is not utilised for the redemption of Convertible Notes as provided above, Noteholders shall be entitled absolutely to that amount in accordance with their respective Proportionate Share.

(C)

Forthwith upon notice being served of the Noteholders’ acceptance of partial performance pursuant to clause 3.3(C), the Guarantor shall pay to each Noteholder its Proportionate Share of the amount resulting from the following:

“X” less the amount of the Part Payment

where “X” is the Principal Amount of all the Convertible Notes (i.e. US$6,000,000) plus Accrued Interest thereon up to and including the date of actual payment by Guarantor of all amounts due by him under this Agreement.

(D)	Against receipt by the Noteholders of all monies payable by the Guarantor under this clause 3.5, each Noteholder shall transfer to the Guarantor all remaining Convertible Bonds held by it.

3.6	Noteholders’ undertakings in relation to additional convertible bonds

Each of the Noteholders undertakes with the Company that, subject to Completion taking place and with effect from Completion, each of the Noteholders shall relinquish and forfeit its right to acquire further convertible bonds from the Company (as may be prescribed under existing contractual arrangements between the Company and each of the Noteholders). In addition, prior to Completion none of the Noteholders shall exercise such rights to acquire further convertible bonds from the Company.

4.	Completion

4.1	Date and place of Completion

Completion shall take place at the offices of Simmons & Simmons at 35/F Cheung Kong Center, 2 Queens Road Central, Hong Kong, at 2:30 pm on 13 August 2007.

4.2	Noteholders’ obligations

On Completion the Noteholders shall, subject to the due performance by the Company of its obligations under clauses 3 and 4.3 and subject to all of the Warranties remaining true and accurate in all respects, deliver to the Company:

	(A)	the certificates representing the Convertible Notes; and

(B)

a letter to the Company confirming under seal that none of the Noteholders shall claim against the Company, its subsidiaries and each of such entities’ directors, officers and shareholders for damages in relation to matters or events up to and including the date of such Completion.

4.3	Company's obligations

On Completion the Company shall:

	(A)	redeem all of the Convertible Notes; and

	(B)	pay to the Noteholders the amount of the Redemption Amount remaining to be paid as provided in clause 3.2(D) by bank draft.

4.4	Completion only upon full payment of Redemption Amount

For the avoidance of doubt, Completion shall only occur upon full receipt of the Redemption Amount by each of the Noteholders.

5.	Warranties

The Company warrants to the Noteholders as follows:-

5.1	the Company is validly incorporated, in existence and duly registered under the laws of the jurisdiction of its incorporation;

5.2	the Company has the requisite power and authority to enter into and perform this Agreement;

5.3	this Agreement constitutes binding obligations of the Company in accordance with its terms;

5.4

no order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Company;

5.5	no administration order has been made and no petition has been presented and no other action for such an order has been taken in respect of the Company;

5.6	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company;

5.7	the Company has obtained all necessary shareholder and board approvals in respect of the entry into of this Agreement;

5.8	the execution and delivery of, and the performance by the Company of its obligations under, this Agreement will not:

	(A)	be or result in a breach of any provision of the memorandum or articles of association of the Company;

(B)

be or result in a breach of, or constitute a default under, any instrument to which the Company is a party or by which the Company is bound and which is material in the context of the transactions contemplated by this Agreement;

(C)

be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Company is a party or by which the Company is bound and which is material in the context of the transactions contemplated by this Agreement; or

(D)

save as provided herein, require the Company to obtain any consent or approval of, or give any notice to or make any registration with, any Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and

5.9

the Company is solvent and able to meet its payment obligations as they fall due and will continue to be solvent and able to pay its debts as they fall due following the payment of the Redemption Amount.

Each of the foregoing Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion and the Company undertakes to forthwith disclose in writing to the Noteholders any matter or thing which may arise or become known to the Company after the date of this Agreement and before Completion which is inconsistent with any of the Warranties or which is material to be known to the Noteholders accepting the Redemption

Amount stipulated by this Agreement. In the event of it becoming apparent on or before Completion that the Company is in breach of any of the Warranties or any other term of this Agreement the Noteholders may at their option, without restricting their rights or their ability to any other legal or equitable relief, either:

(A)	rescind this Agreement by notice in writing to the Company; or

(B)	proceed to Completion (but without prejudice to its right to claim for breach of this Agreement or the Warranties).

6.	Guarantees

6.1	Obligations of the Guarantor

	(A)	In consideration of the Noteholders entering into this Agreement at the request of the Guarantor (as the Guarantor hereby acknowledges), the Guarantor shall, as primary obligations of him:

		(1)	procure that the Company shall duly observe and perform all its obligations under this Agreement;

(2)

if and whenever the Company shall be in default in the payment when due of any amount payable under this Agreement or of any damages for breach of the same or of any of the Warranties and within two Business Days after being given notice to that effect by the Noteholders, or whenever the Guarantor becomes aware in advance that the Company will be unable to fulfill any part of its payment obligations, pay all such amounts then payable by the Company as though the Guarantor instead of the Company was expressed to be the principal debtor; and

		(3)	indemnify the Noteholders against the cost of collecting any amount payable by the Company or the Guarantor and referred to in clause 6.1(A)(2).

(B)

Any amount not paid by the Company and not recoverable from the Guarantor on the basis of a guarantee or otherwise (whether because of any legal limitation, disability or incapacity on the part of the Company or any other matter or thing whether known to the Noteholders or not) shall nevertheless be recoverable from the Guarantor on the basis of an indemnity.

(C)

The Guarantor acknowledges that his liability under this clause 6.1 shall not be discharged or affected in any way by time being given to the Company or by any other indulgence or concession being granted to the Company or by any other act, omission, dealing, matter or thing whatsoever (including any change in the memorandum or articles of association of the Company, any amendment to this Agreement or the liquidation, dissolution, reconstruction or amalgamation of the Company or the illegality or enforceability of this Agreement) which but for this provision might operate to release the Guarantor from his obligations under this clause 6.1.

6.2	Continuing guarantee

The guarantee contained in this clause 6 is a continuing guarantee and shall remain in full force and effect until all obligations of the Company hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any other person which the Noteholders may have for the due performance of the obligations concerned.

7.	Confidentiality

7.1	Confidentiality

Subject to clause 7.2 and to clause 8, each party to this Agreement:-

(A)

shall treat as strictly confidential the provisions of this Agreement and the process of the parties’ negotiation and all information about the other parties obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”); and

(B)

shall not, except with the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

7.2	Permitted disclosure or use

Clause 7.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:

(A)

such disclosure is required by law or is required or requested by any supervisory, regulatory or governmental body having jurisdiction over it and whether or not the requirement or request has the force of law; or

	(B)	such disclosure is to its professional advisers in relation to the negotiation entry into or performance of this Agreement or any matter arising out of the same;

(C)

in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 7.1(A); or

(D)

in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 7.1(B).

7.3	Continuance of restrictions

The restrictions contained in this clause 7 shall survive Completion and shall continue without limit of time.

7.4	Privilege

Where any confidential information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any party hereto in possession of any Confidential Information relating to any other party hereto (a “Privilege Holder”) shall take all reasonable steps to protect the privilege of the Privilege Holder therein and shall inform the privilege holder if any step is taken by any other person to obtain any of its privileged confidential information.

8.	Announcements

8.1	Restrictions

Subject to clauses 8.2, no party to this Agreement shall make any announcement, (including, without limitation any communication to the public, to any customers or suppliers of the Company, or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any information about the other party without the prior written approval of the other parties (which shall not be unreasonably withheld or delayed).

8.2	Permitted announcements

Clause 8.1 shall not apply if and to the extent that such announcement is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other parties.

8.3	Continuance of restrictions

The restrictions contained in this clause 8 shall survive Completion and shall continue without limit of time.

9.	Provisions relating to this Agreement

9.1	Successors and assigns

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable. Any purported assignment shall be void.

9.2	Whole agreement, superceding of the Conditions, and variations

(A)

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter.

(B)

This Agreement specifically supercedes any and all Conditions in relation to the redemption of the Convertible Notes. To the extent that any inconsistency between this Agreement and the Conditions exists, this Agreement shall prevail.

	(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

9.3	Agreement survives Completion

The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.4	Rights etc cumulative and other matters

	(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)

No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)

No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

9.5	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

9.6	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

9.7	Costs

Save as otherwise expressly provided herein, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement, save that if this Agreement shall terminate due to the Company’s failure to make payment as required by clause 3.2, the Company shall pay to the Noteholders their accountancy, legal and other costs and expenses in relation to the preparation and negotiation of this Agreement.

9.8	Notices

(A)

Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 9.8(B) and may be:

(1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2) if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)

if from or to any place outside Hong Kong, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier in the case of air courier; or

(4)

sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08.00 on the next Business Day.

(B)	The addresses and other details of the parties referred to in clause 9.8(A) are, subject to clause 9.8(D):

The Noteholders

Name:	Investec Bank (UK) Limited

For the attention of:	Richard Forlee

Address:	2 Gresham Street, London EC2V 7QP,

United Kingdom.

Fax number:	+44 20 7595 4365

Name:	LP Asset Management Limited

For the attention of:	Patrick Wong

Address:	24A Horace Court, 3 Shan Kwong Road,

Happy Valley, Hong Kong.

Fax number:	+86 755 8373 4696

Name:	Full Moon Resources Limted

For the attention of:	Francis Leung

Address:	33/F Alexandra House, 16-20 Chater Road,

Central, Hong Kong.

Fax number:	+852 2523 2912

The Company

Name:	Lightscape Technologies Inc.

For the attention of:	Chief Executive Officer

Address:	3/F 80 Gloucester Road, Wanchai, Hong Kong

Fax number:	+852 2546 6878

The Guarantor

Name:	Bondy Tan

Address:	2A, Tower 5, Pacificview, 38 Tai Tam Road,

Hong Kong.

Fax number:	+852 2546 6878

(C)	In proving service of any notice it shall be sufficient to prove:

	(1)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

	(2)	in the case of a notice personally delivered that it was delivered to or left at the specified address;

	(3)	in the case of a notice sent by fax that it was duly despatched to the specified number as confirmed by a transmission report; and

	(4)	in the case of a notice sent by air courier that it was delivered to a representative of the courier.

(D)

Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 9.8(B), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

(E)	For the avoidance of doubt, notices sent by electronic mail and other forms of electronic messages, shall not constitute valid notice under this clause 9.8.

9.9	Noteholders’ liability

The obligations and liability assumed by each of the Noteholders under this Agreement shall in each case be several (and neither joint nor joint and several), so that each of the Noteholders shall only be liable for its own actions or failures to act in accordance with them, and none of the Noteholders shall be liable for a failure to procure anything required under this Agreement where such failure is attributable to any action or failure to act by another Noteholder.

9.10	Investec’s representation of the Noteholders

To the extent any clause in this Agreement contemplates an option or a choice for the Noteholders, or requires approval or consent from the Noteholders, the Noteholders hereby agree that Investec shall serve as the Noteholders’ representative in all such respects such that Investec may, on behalf of the Noteholders, notify the Company and/or the Guarantor as to the Noteholder’s decision on such issues, and such notification shall be binding on each of the Noteholders.

10.	Law and Jurisdiction

10.1	Hong Kong Law

This Agreement shall be governed by, and construed in accordance with the law of Hong Kong.

10.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement each of the parties irrevocably submits to the non- exclusive jurisdiction of the Hong Kong courts.

10.3	Process agent

The Company irrevocably appoints Lightscape Technologies (Greater China) Ltd. of 3/F 80 Gloucester Road, Wanchai, Hong Kong as its process agent to receive on its behalf service of process in any proceedings in Hong Kong. Service upon the process agent shall be good service upon the Company whether or not it is forwarded to and received by the Company. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in Hong Kong, the Company irrevocably agrees to appoint a substitute process agent with an address in Hong Kong acceptable to the Noteholders and to deliver to the Noteholders a copy of the substitute process agent's acceptance of that appointment within 20 Business Days. In the event that the Company fails to appoints a substitute process agent, it shall be effective service for the Noteholders to serve the process upon the last known address in Hong Kong of the last known process agent for the Company notified to the Noteholders, notwithstanding that such process agent is no longer found at such address or has ceased to act.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.

SIGNED by Richard Forlee	)	/s/ Richard Forlee
duly authorised for and on	)
behalf of Investec Bank (UK) Limited	)
in the presence of	)

/s/ Henry Ong
Ong Henry Seng Lit
Simmons & Simmons
Solicitor, Hong Kong SAR

SIGNED by Patrick Man Ning Wong	)	/s/ Patrick Man Ning Wong
duly authorised for and on	)
behalf of LP Asset Management Limited	)
in the presence of	)

/s/ Henry Ong
Ong Henry Seng Lit
Simmons & Simmons
Solicitor, Hong Kong SAR

SIGNED by Patrick Man Ning Wong	)	/s/ Patrick Man Ning Wong
as attorney for and on	)
behalf of Full Moon Resources Limited	)
in the presence of	)

/s/ Henry Ong
Ong Henry Seng Lit
Simmons & Simmons
Solicitor, Hong Kong SAR

SIGNED by Bondy Tan	)	/s/ Bondy Tan
duly authorised for and on	)
behalf of Lightscape Technologies Inc.	)
in the presence of	)

/s/ Henry Ong
Ong Henry Seng Lit
Simmons & Simmons
Solicitor, Hong Kong SAR

SIGNED AND SEALED by Bondy Tan	)	/s/ Bondy Tan
in the presence of	)

/s/ Henry Ong
Ong Henry Seng Lit
Simmons & Simmons
Solicitor, Hong Kong SAR